Exhibit 21
Subsidiaries of Kingsway Financial Services Inc.

Subsidiaries	Jurisdiction of Incorporation/Organization
Kingsway America II Inc.	Delaware
1347 Advisors LLC	Delaware
1347 Capital LLC	Delaware
IWS Acquisition Corporation	Florida
Market Solutions Insurance Agency LLC	Delaware
Hamilton Risk Management Company	Florida
Appco Finance Corporation	Pennsylvania
Insurance Management Services Inc.	Florida
Kingsway Amigo Insurance Company	Florida
American Country Underwriting Agency Inc.	Illinois
ARM Holdings, Inc.	Illinois
Mattoni Insurance Brokerage Inc.	Washington
Assigned Risk Solutions Ltd.	New Jersey
Northeast Alliance Insurance Agency, LLC	Delaware
Atlas Financial Holdings, Inc.	Cayman
American Insurance Acquisition Inc.	Delaware
American Service Insurance Company, Inc.	Illinois
American Country Underwriting Agency Inc.	Illinois
Auto Underwriters Holdings LLC	Delaware
KAI Advantage Auto, Inc.	Illinois
KFS Capital LLC	Delaware
Kingsway 2007 General Partnership	Delaware
Kingsway 2007 PD LLC	Delaware
Kingsway 2009 LLC	Delaware
Kingsway America Inc.	Delaware
Kingsway LGIC Holdings, LLC	Delaware
LGIC Holdings, LLC	Delaware
Kingsway Reinsurance (Bermuda) Ltd.	Bermuda
Maison Insurance Holdings, Inc.	Delaware

Maison Insurance Company	Louisiana
Maison Managers, Inc.	Delaware
Mendota Insurance Company	Minnesota
Boston General Agency, Inc.	Texas
Mendakota Insurance Company	Minnesota
Mendota Insurance Agency, Inc.	Texas
MIC Insurance Agency Inc.	Texas
Universal Casualty Company	Illinois
Kingsway America Agency Inc.	Illinois
Kingsway General Insurance Company	Ontario
Kingsway Reinsurance Corporation	Barbados
Kingsway ROC GP	Delaware
Kingsway ROC LLC	Delaware